EXHIBIT 4.4



                       THIRD AMENDMENT TO RIGHTS AGREEMENT


       THIS THIRD AMENDMENT TO RIGHTS AGREEMENT, dated as of January 29, 2003, is entered into between Marathon Oil Corporation, a Delaware corporation (the "Company"), and National City Bank, as Rights Agent (the "Successor Rights Agent").

       WHEREAS, the Company and Mellon Investor Services LLC ("Predecessor Rights Agent") are parties to that certain Rights Agreement (the "Rights Agreement"), dated as of September 28, 1999, as amended on July 2, 2001 and as further amended on December 31, 2001 (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Rights Agreement); and

       WHEREAS, pursuant to the December 31, 2001 amendment, the Successor Rights Agent succeeded the Predecessor Rights Agent as a party to the Rights Agreement; and

       WHEREAS, the Board of Directors of the Company has determined it to be in the best interests of the Company and its stockholders to amend the Rights Agreement pursuant to Section 26 thereof to provide for an earlier expiration of the Rights Agreement; and

       WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with the provisions of Section 26 thereof to provide for the expiration of the Rights Agreement; in accordance with the terms hereof.

       NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

       1. Effective as of January 31, 2003, the date of "October 9, 2009" set forth in Section 7(a)(i) of the Rights Agreement is hereby replaced with the date of "January 31, 2003."

       2. By operation of Section 7(a) of the Rights Agreement, on January 31, 2003, the Rights Agreement shall expire and shall thereon and thereafter be of no further force or effect.

       3. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State, without regard to the principles of conflicts of laws thereof.

       4. This Amendment may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement.

       5. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify or amend any of the other terms, conditions, obligations, covenants or agreements contained in the Rights Agreement.
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       6. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.



                                            MARATHON OIL CORPORATION



                                            By:  /s/ K. L. Matheny
                                                -----------------------------
                                                     K. L. Matheny
                                            Vice President - Investor Relations



                                            NATIONAL CITY BANK, as Rights Agent



                                            By:  /s/ V. W. LaTessa
                                                 ----------------------------
                                                     V. W. LaTessa
                                                     Vice President